Exhibit 99.1

ICE Announces Strategic Investment in Polymarket

ICE to Become Distributor of Polymarket Data to Institutional Investors Globally

ATLANTA and NEW YORK -- (BUSINESS WIRE)-- Intercontinental Exchange, Inc. (NYSE:ICE), a leading global provider of technology and data, today announced a strategic investment in Polymarket, the prediction market and information platform tracking event probabilities across markets, politics, sport and culture.

Under the terms of the agreement, ICE will invest up to $2 billion in Polymarket, reflecting a valuation of approximately $8 billion pre-investment.

Alongside its investment, ICE will become a global distributor of Polymarket’s event-driven data, providing customers with sentiment indicators on topics of market relevance. Additionally, ICE and Polymarket have also agreed to partner on future tokenization initiatives.

“Our investment blends ICE, the owner of the New York Stock Exchange, which was founded in 1792, with a forward-thinking, revolutionary company pioneering change within the Decentralized Finance space,” said Jeffrey C. Sprecher, ICE Chair & Chief Executive Officer. “Shayne Coplan has assembled a team at Polymarket to create a user-driven company relentlessly focused on product, building usage and distribution. There are opportunities across markets which ICE together with Polymarket can uniquely serve and we are excited about where this investment can take us.”

“Our partnership with ICE marks a major step in bringing prediction markets into the financial mainstream,” said Shayne Coplan, Founder and CEO of Polymarket. “Together, we’re expanding how individuals and institutions use probabilities to understand and price the future. Jeff and his team have redefined how modern markets operate, establishing ICE as the gold standard for trusted financial infrastructure. By combining ICE’s institutional scale and credibility with Polymarket’s consumer savvy, we will be able to deliver world-class products for the modern investor. Realizing the potential of new technologies, such as tokenization, will require collaboration between established market leaders and next-generation innovators. We couldn’t be more excited to build together.”

Polymarket allows users to express their views on events by buying and selling shares of potential outcomes, with every trade matched peer-to-peer through smart contracts. Markets grow in size and scale based on the number of users participating. Founded by Shayne Coplan in 2020, Polymarket has gained momentum from users globally interested in expressing their opinions on current events, politics, business moves, culture and sports. The platform has gained prominence for the accuracy of its markets and is now the Official Prediction Market Partner of X, and Stocktwits, among others.

The investment consideration will be in cash and is not expected to have a material impact on ICE’s 2025 financial results or expected capital return plans. ICE will further discuss its strategic investment in Polymarket on its third quarter earnings call scheduled for October 30, 2025.

About Intercontinental Exchange

Intercontinental Exchange, Inc. (NYSE: ICE) is a Fortune 500 company that designs, builds, and operates digital networks that connect people to opportunity. We provide financial technology and data services across major asset classes helping our customers access mission-critical workflow tools that increase transparency and efficiency. ICE’s futures, equity, and options exchanges -- including the New York Stock Exchange -- and clearing houses help people invest, raise capital and manage risk. We offer some of the world’s largest markets to trade and clear energy and environmental products. Our fixed income, data services and execution capabilities provide information, analytics and platforms that help our customers streamline processes and capitalize on opportunities. At ICE Mortgage Technology, we are transforming U.S. housing finance, from initial consumer engagement through loan production, closing, registration and the long-term servicing relationship. Together, ICE transforms, streamlines, and automates industries to connect our customers to opportunity.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located here. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key Information Documents (KIDS).”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 6, 2025.

About Polymarket

Polymarket is the world’s largest prediction market. On Polymarket, traders predict the outcome of future events and win when they are right. As traders react to breaking news in real-time, market prices are the best gauge of the likelihood of events occurring. Institutions, individuals, and the media rely on these forecasts to report the news and better understand the future. Across politics, current events, pop culture, and more, billions of dollars of predictions have been made so far on Polymarket in 2025.

Category: Corporate

SOURCE: Intercontinental Exchange

ICE Investor Relations Contact:
Katia Gonzalez
+1 678 981 3882
katia.gonzalez@ice.com

investors@ice.com

ICE Media Contact:
Rebecca Mitchell
rebecca.mitchell@ice.com

media@ice.com

Polymarket Contact :

Carissa Felger

Gasthalter & Co.

(212) 257-4170

press@polymarket.com